Exhibit 99.1

ATLANTIC AMERICAN REPORTS RESULTS FOR THE PERIOD ENDED JUNE 30, 2015, INCLUDING INCREASED NET INCOME

•	Net income for the six month period ended June 30, 2015 increased to $4.0 million from $1.7 million for the comparable period of 2014
•	Property and casualty insurance premiums increased 5.4% in the comparable six month period
•	Net realized investment gains were $5.1 million for the six month period ended June 30, 2015 as compared to $0.6 million for the comparable period of 2014

ATLANTA, Georgia, August 12, 2015 - Atlantic American Corporation (Nasdaq-AAME) today reported financial results for the period ended June 30, 2015, including increased net income for the six month period ended June 30, 2015 over the prior year comparable period.  Net income for the six month period ended June 30, 2015 was $4.0 million, or $0.18 per diluted share, compared to $1.7 million, or $0.07 per diluted share, for the six month period ended June 30, 2014.  Net income includes net realized investment gains which were $5.1 million for the six month period ended June 30, 2015 compared to $0.6 million in the comparable period of 2014.  Net income for the three month period ended June 30, 2015 was $3.3 million, or $0.15 per diluted share, compared to net income of $0.9 million, or $0.04 per diluted share, in the comparable period of 2014.  Realized investment gains in the three month period ended June 30, 2015 were $4.1 million compared to $0.5 million in the comparable period of 2014.

Total revenues for the six month period ended June 30, 2015 were $85.7 million, increasing 3.6% from $82.7 million for the six month period ended June 30, 2014.  Insurance premiums during the six month period ended June 30, 2015 declined 1.8% from the comparable 2014 period, but were offset by an increase in net realized investment gains.  For the three month period ended June 30, 2015, revenues were $44.8 million, increasing 7.7% from comparable 2014 period revenues of $41.6 million, also due to an increase in realized investment gains.  Insurance premiums during the three month period ended June 30, 2015 decreased 0.9% from the comparable 2014 period.  The decrease in premiums during the three month and six month periods ended June 30, 2015 resulted primarily from a decline in the Company’s Medicare supplement business in the life and health operations.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer stated, “In the second quarter, our property and casualty operations performed quite well.  During the three month period ended June 30, 2015, our property and casualty premiums increased 9.1% while our loss ratio declined.  During the same period our life and health operation posted a 6% decline in premiums with a higher loss ratio.  However, by retooling our efforts in our Senior division, we are beginning to see sales trends moving upward.  Our Worksite group sales are also doing well as we look forward to the upcoming open enrollment season.  Based on this positive movement, we expect the loss trends will soon reverse, and we are seeing our new sales momentum accelerate accordingly.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2015	2014	2015	2014

Insurance premiums
Life and health	$24,006	$25,531	$48,129	$50,923
Property and casualty	14,098	12,925	27,361	25,951
Investment income	2,494	2,599	5,091	5,197
Realized investment gains, net	4,148	485	5,099	593
Other income	26	46	41	82

Total revenue	44,772	41,586	85,721	82,746

Insurance benefits and losses incurred
Life and health	16,991	17,489	33,744	34,220
Property and casualty	9,392	9,580	17,880	19,677
Commissions and underwriting expenses	10,487	10,074	21,208	19,981
Interest expense	354	434	703	863
Other expense	3,359	3,023	6,987	6,026

Total benefits and expenses	40,583	40,600	80,522	80,767

Income before income taxes	4,189	986	5,199	1,979

Income tax expense	844	109	1,163	282

Net income	$3,345	$877	$4,036	$1,697

Basic earnings per common share	$0.16	$0.04	$0.19	$0.07

Diluted earnings per common share	$0.15	$0.04	$0.18	$0.07

Reconciliation of Net Income to non-GAAP Measurement

Net income	$3,345	$877	$4,036	$1,697
Income tax expense	844	109	1,163	282
Realized investment gains, net	(4,148)	(485)	(5,099)	(593)

Operating income	$41	$501	$100	$1,386

Selected Balance Sheet Data	June 30, 2015	December 31, 2014

Total cash and investments	$259,679	$256,660
Insurance subsidiaries	237,118	235,537
Parent and other	22,561	21,123
Total assets	327,225	317,008
Insurance reserves and policyholder funds	169,575	164,094
Debt	33,738	33,738
Total shareholders' equity	105,542	104,195
Book value per common share	4.85	4.79
Statutory capital and surplus
Life and health	37,052	34,004
Property and casualty	39,324	39,012